Final Term Sheet
Filed Pursuant to Rule 433
Registration Statement No. 333-137750
October 3, 2006

Lowe's Companies, Inc.

5.40% Notes Due 2016
5.80% Notes Due 2036

5.40% Notes Due 2016

Issuer:	Lowe's Companies, Inc.

Aggregate Principal Amount Offered:	$550,000,000

Maturity Date:	October 15, 2016

Coupon (Interest Rate):	5.40% per annum

Price to Public (Issue Price):	99.648% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	5.446%

Gross Spread:	0.45%

Net Proceeds:	$545,589,000 (before transaction expenses)

Benchmark Treasury:	UST 4.875% due August 15, 2016

Benchmark Treasury Price and Yield:	102-1; 4.616%

Spread to Benchmark Treasury:	0.83% (83 basis points)

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2007

Day Count:	30/360

Redemption:	The Notes will be redeemable at Issuer's option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.15% (15 basis points), plus accrued interest to the redemption date

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Trade Date:	October 3, 2006

Settlement Date (T+4):	October 10, 2006

Underwriters:	Merrill Lynch & Co., Banc of America Securities LLC, Wachovia Securities

Co-Managers:	JPMorgan, Piper Jaffray, SunTrust Robinson Humphrey, Union Bank of CA, BB&T Capital Markets, BMO Capital Markets, BNP Paribas, BNY Capital Markets, Inc., Barclays Capital, Morgan Keegan & Company, Inc., NatCity Investments, Inc., Wells Fargo Securities, SBK-Brooks Investment Corp.

Long-term debt ratings:	Moody's, A1 (Stable); S&P, A+ (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

5.80% Notes Due 2036

Issuer:	Lowe's Companies, Inc.

Aggregate Principal Amount Offered:	$450,000,000

Maturity Date:	October 15, 2036

Coupon (Interest Rate):	5.80% per annum

Price to Public (Issue Price):	99.900% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	5.807%

Gross Spread:	0.875%

Net Proceeds:	$445,612,500 (before transaction expenses)

Benchmark Treasury:	UST 4.50% due February 15, 2036

Benchmark Treasury Price and Yield:	95-30+; 4.757%

Spread to Benchmark Treasury:	1.05% (105 basis points)

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2007

Day Count:	30/360

Redemption:	The Notes will be redeemable at Issuer's option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.20% (20 basis points), plus accrued interest to the redemption date

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Trade Date:	October 3, 2006

Settlement Date (T+4):	October 10, 2006

Underwriters:	Merrill Lynch & Co., Banc of America Securities LLC, Wachovia Securities

Co-Managers:	JPMorgan, Piper Jaffray, SunTrust Robinson Humphrey, Union Bank of CA, BB&T Capital Markets, BMO Capital Markets, BNP Paribas, BNY Capital Markets, Inc., Barclays Capital, Morgan Keegan & Company, Inc., NatCity Investments, Inc., Wells Fargo Securities, SBK-Brooks Investment Corp.

Long-term debt ratings:	Moody's, A1 (Stable); S&P, A+ (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. toll-free at (866) 500-5408 or (877) 858-5407, Banc of America Securities LLC toll-free at (800) 294-1322 or Wachovia Securities toll-free at (800) 326-5897.